Coty Delivers Outstanding FY23 Results

Very Strong Sales Growth in Both Divisions in Q4 and FY23, Ahead of Expectations
Continued Gross and Operating Margin Expansion
FY24 Sales Growth Outlook At Top of Mid Term Target Range, Coupled with Margin Expansion
Continues to Target Leverage Towards 3x Exiting CY23 and ~2.5x Exiting CY24
Fully on Track With Medium Term Growth Algorithm

NEW YORK - August 22, 2023-- Coty Inc. (NYSE: COTY) ("Coty" or "the Company") today announced its results for the fourth quarter of fiscal year 2023, ended June 30, 2023. The Company delivered its twelfth consecutive quarter of results in-line to ahead of expectations, while consistently executing across its strategic growth pillars.

Coty's strong Q4 performance, with double digit growth in both sales and profits, came in ahead of expectations and recently raised guidance. Q4 reported sales increased 16% or 17% on a LFL basis, ahead of its recently raised guidance of 12-15% LFL growth in Q4. This concluded a very strong year for the Company, with FY23 reported sales growth of 5%, which includes approximately 2% of negative impact from the Russia business exit, and core LFL sales growth of 12%. This strong FY23 core LFL growth exceeded its recent target of 9-10% core LFL sales growth and is well ahead of the underlying beauty market, putting Coty amongst the best in its competitive set.

Coty's sales were driven by consistent momentum in both divisions, supported by strong global beauty demand across categories, geographies and channels. Importantly, core LFL growth for both Q4 and FY23 included low single digit volume growth and approximately 10% benefit from price & mix.

Prestige segment led during the quarter, with both reported and LFL sales growth of 21% versus the prior year. For FY23, the Prestige segment grew 5% as reported while core LFL revenues grew a robust 13%. The momentum in the fragrance category remained in full effect, with the prestige fragrance market growing over 10% in both Q4 and for the full year. Coty's prestige fragrance revenues outperformed the market, growing over 20% in Q4 and a low teens percentage in FY23 on a core LFL basis. Importantly, this strong performance in Coty's fragrance portfolio remained broad-based, with all its top brands growing double digits LFL in FY23. Coty once again delivered industry-leading innovations during the year, including Burberry Hero EDP and Burberry Her Elixir, Hugo Boss Parfum and Gucci Flora Gorgeous Jasmine, while the Chloe Atelier des Fleurs line continued to excel in the ultra- premium fragrance segment in Asia. The Company continued to strengthen the foundation of its fragrance portfolio during FY23, through the extension of the Hugo Boss, Davidoff and Jil Sander licenses, together with the expansion and extension of the Marc Jacobs license, which now includes plans to launch a prestige cosmetics line.

In spring 2023 Coty kicked off its prestige skincare acceleration strategy, with new launches and strong in-market activations behind Lancaster and philosophy. These initiatives saw very positive early results, with revenues for both Lancaster and philosophy up double digit percentages in Q4. Revenues for Coty's prestige cosmetics were pressured in the early part of the year by the Chinese lockdowns, but rebounded strongly in Q4 with over 25% LFL growth.

Consumer Beauty revenue rose 9% as reported in Q4, with core LFL growth of 10%, driven by strong growth across all categories. For FY23, Consumer Beauty grew 5% as reported, while core LFL revenues grew 11%, including high single digit to double digit LFL growth across the majority of Coty's leading brands. In FY23, Coty continued to lean into the market-leading trends of clean beauty with the launches of CoverGirl's Clean Fresh Yummy Gloss, adidas' Active Skin & Mind range, and Bourjois' Healthy Mix foundation, as well as into skinified beauty with the launches of Max Factor's Miracle Pure foundation and the extension of the CoverGirl Simply Ageless line.

Geographically, all regions contributed to the Company's growth in Q4 and FY23. For the year, Americas grew 9% as reported and 10% LFL, EMEA grew 1% and 13% on a core LFL basis, and Asia Pacific grew 7% as reported and 13% LFL.

Coty continued to deliver on its targeted gross margin expansion, despite the elevated COGS inflation. In Q4, reported gross margins increased by 110 bps YoY to 62.9%, while adjusted gross margin grew 70 bps YoY to 62.8%. For FY23, Coty delivered a reported and adjusted gross margin of 63.9%, reflecting a 40 bps increase YoY on a reported basis and a 20 bps increase on an adjusted basis. Coty's Q4 gross margin improvement was driven by the benefit from pricing and its revenue management efforts, as well as supply chain savings.

Coty's profits grew significantly in both Q4 and FY23. The Company delivered Q4 reported operating income of $129.0 million, with 61% growth in the adjusted operating income to $105.1 million and 25% growth in the adjusted EBITDA to $165.4 million. For FY23, reported operating income more than doubled to $543.7 million, adjusted operating income grew 20% to $738.8 million, and adjusted EBITDA grew 7% to $972.8 million. The strong adjusted EBITDA performance exceeded the Company's recently raised adjusted EBITDA guidance of $965-970M and EBITDA guidance at the start of the year, despite incurring over $70 million of negative FX impact on adjusted EBITDA in FY23. Coty's reported FY23 EPS of $0.57 grew by 7x YoY and the adjusted EPS nearly doubled to $0.53, driven by a non-operating EPS benefit of $0.15 from the mark-to-market on the equity swap and a $0.10 underlying EPS expansion, primarily reflecting operational improvements.
Financial Net Debt at the end of Q4 remained relatively stable at $4.0 billion sequentially and improved by $0.3B versus the prior year through Coty's active deleveraging efforts, including free cash flow generation of $402.9 million. As a result, Coty's Q4 financial leverage ratio of 4.1x improved significantly from 4.7x at the end of FY22 and 4.4x at the end of Q3. During the year, Coty received multiple upgrades from the leading rating agencies, reflecting its strong progress in strengthening its balance sheet. At the end of Q4, the value of Coty's retained 25.9% Wella stake totaled $1.06 billion. As part of Coty's expectation to divest its Wella stake by end of CY25, in July 2023 the Company entered a binding Letter of Intent to sell 3.6% of its Wella stake to IGF Wealth Management for $150 million, subject to customary closing conditions including consent by KKR.

Commenting on the operating results, Sue Y. Nabi, Coty's CEO, said:

"Today's FY23 results mark the third consecutive year that Coty has delivered strong financial, operational and strategic performance, and the twelfth consecutive quarter of results inline to ahead of expectations. We are incredibly proud of the focus and agility that we see across the whole Coty organization as we continue to amplify our strengths, adjust to evolving market conditions, and capture new opportunities, all of which has enabled us to deliver results which are again amongst the best in our competitive set.

In the midst of on-going macroeconomic uncertainty, beauty demand remains resilient across our key categories and geographies, with no signs of tradedown, while the 'fragrance index' we have been discussing for over a year shows no sign of slowing. In fact, the beauty category continues to be a standout in key markets like the U.S., as the only category amongst all CPG and general merchandise categories to grow volumes in the last six months, speaking to the beauty industry's ability to meet consumers' emotional needs.

Against this favorable backdrop, the white space opportunities in front of Coty are immense. In our core prestige fragrance business, we have historically been the leader in the male fragrance category, but have ample room to improve our position in the much bigger female fragrance category which is roughly double the size of male fragrances and where we are currently in the Top 3.

A key milestone in this strategic ambition is our newly launched Burberry Goddess female fragrance, which is now appearing across global distribution. We believe the combination of the unique and sophisticated scent of vanilla accords, the strong momentum of the Burberry fashion brand, the beautiful and refillable packaging, and the associated story of female empowerment, position Burberry Goddess to be a blockbuster launch this year, further advancing Coty's position in female fragrances. The early results for this launch are spectacular, with Burberry Goddess already a Top 3 fragrance at leading global airports, with sell-out significantly higher than our recent blockbuster fragrance launches.

At the same time, we are actively strengthening our positioning in the smaller but rapidly growing ultra-premium fragrance category. Whether it's through our Chloe Atelier des Fleurs collection whose sales have grown by 5x versus two years ago and are on track to accelerate further as we rapidly expand our global distribution, or through the upcoming launch of our internally developed Infiniment Coty Paris fragrance brand, we are seizing this white space opportunity.

Underpinning the strong foundations of our fragrance business is the extension of our license portfolio, with the average remaining duration of our Top 7 prestige brands now averaging 13 years. The renewal and extension this past year of multiple key licenses, including Hugo Boss, Marc Jacobs, Davidoff, and Jil Sander, reaffirms Coty’s position as a go-to partner for global fashion houses. I am particularly excited about the expansion of our partnership with Marc Jacobs to include the creation of a new makeup line, as I believe the brand is perfectly positioned between couture and indie, and will become a great and differentiated addition to our Prestige Cosmetics portfolio.

In parallel, we have recently embarked on our third strategic pillar, accelerating our skincare portfolio, led by our prestige skincare brands. With Lancaster and philosophy leading this effort, through a combination of new launches, revamped in-store and online merchandising, and new brand communications, I am very encouraged to see that revenues for both brands increased by a double digit percentage in Q4. As we pursue our ambition to double our skincare revenues in the next few years, we will continue to strengthen our organizational capabilities, including step-changing our R&D investments in this area.

In Consumer Beauty, having repositioned our key brands, established meaningful and on-brand communications, and revamped the innovation pipeline for each, the next phase of our strategy is to fully capitalize on the Gen Z opportunity. We have successfully begun to harness the power of social media influencers and natural advocacy, with launches such as CoverGirl Clean Fresh Yummy Gloss and Rimmel Kind & Free going viral on TikTok. As we enter FY24, we will further embrace the full power and reach of social media to drive our brands and build stronger community engagement, fully keeping in step with the evolution of the market and with Gen Z habits. The strength of our Consumer Beauty portfolio was further reinforced by our recently announced strengthened and long-standing partnership with adidas, which is perfectly positioned to capitalize on the new well-being and athleisure trend in beauty.

Finally, on sustainability, in addition to receiving external validation for our climate targets from the Science Based Target Initiative, FY23 included a number of industry firsts for Coty; such as, integrating carbon-captured ethanol into a growing percentage of our fragrance portfolio, introducing gender neutral parental leave, and reaching gender pay equity as of October 2022. We aim to build on these achievements with further advances in FY24 and beyond.

Beyond our core portfolio, we are progressing on our broader financial strategy. The agreement to sell a portion of our retained Wella stake is a concrete step in our commitment to both fully divest our retained Wella stake and reach leverage towards 3x exiting CY23 and approximately 2x exiting CY25. Our continuous focus on identifying further productivity opportunities is now fueling over a $10 million increase in our FY24 savings target to over $100 million, which will support both organizational reinvestment and profit growth.

In sum, Coty is successfully executing on the strategy we laid out 3 years ago. We are delivering a best in class medium term growth algorithm, including a mid-20s % EPS CAGR, active deleveraging, and targeted capital returns, as we propel our growth story and strengthen our position as a beauty powerhouse."

*Adjusted financial metrics used in this release are non-GAAP. See reconciliations of GAAP results to Adjusted results in the accompanying tables.

Highlights

•4Q23 net revenues increased 16% as reported and 17% LFL, driven by strong double-digit LFL growth in both Prestige and Consumer Beauty. For FY23, net revenues increased 5% as reported, with core LFL revenues up 12%.
•Reported operating income totaled $129.0 million in 4Q23 and FY23 reported operating income was $543.7 million, up roughly $303 million YoY.
•4Q23 adjusted operating income increased 61% to $105.1 million from $65.1 million in the prior year, while FY23 adjusted operating income expanded 20% YoY to $738.8 million, driving a significant 170 bps increase in the adjusted operating margin to 13.3%.
•4Q23 adjusted EBITDA was $165.4 million, up roughly 25% YoY, while FY23 adjusted EBITDA was $972.8 million, ahead of guidance, and up 7% YoY, fueling a 40 bps increase in the adjusted EBITDA margin to 17.5%.
•4Q23 reported EPS was $0.03 and FY23 reported EPS was $0.57.
•4Q23 adjusted EPS of $0.01, improved from $(0.01) last year, driven by profit growth.
•FY23 Adjusted EPS of $0.53 increased 89% from $0.28 in the prior year, driven by a non-operating EPS benefit of $0.15 from the mark-to-market on the equity swap and a $0.10 underlying EPS expansion primarily reflecting operational improvements.
•Savings totaled approximately $50 million in Q4 and approximately $180 million in FY23, ahead of prior guidance of $170 million in FY23. Coty now targets savings of over $100 million in FY24, ahead of prior target of approximately $90 million, and reaffirms a savings target of approximately $75 million in FY25.
•4Q23 free cash flow was $38.1 million. FY23 free cash flow totaled $402.9 million.
•Financial Net Debt was $4.0 billion and Economic Net Debt totaled $3.0 billion at quarter end, resulting in financial leverage of approximately 4.1x.
•As part of Coty's expectation to divest its Wella stake by end of CY25, in July 2023 the Company entered a binding Letter of Intent to sell 3.6% of its Wella stake to IGF Wealth Management for $150 million, subject to customary closing conditions including consent by KKR.

Outlook

Entering FY24, the beauty market remains a strong and outperforming category, with ongoing premiumization trends. Coty is continuing to benefit from these positive trends, with momentum across its core categories, a strong innovation pipeline, and early wins in key white spaces. The combination of these factors are fueling the Company's expectations for FY24 for the core business to grow at the top of Coty's medium term target range of 6-8% LFL. Reported FY24 revenues are expected to include neutral to 2% benefit from FX, primarily in first half of FY24, and a 1-2% scope headwind from the divestiture of the Lacoste license, concentrated in the second half of FY24.

Coty is targeting FY24 adjusted EBITDA margin expansion of 10-30bps, with similar performance in 1H24 and 2H24, implying FY24 adjusted EBITDA of $1,065-1,075M based on current FX rates and inclusive of the profit headwind from the divestiture of the Lacoste license. Within this outlook, Coty expects modest FY24 gross margin expansion year on year, with some negative phasing impacts in 1H24, followed by strong improvement in 2H24. Coty targets total FY24 adjusted EPS, excluding equity swap, of $0.44-0.47, implying strong +16-25% YoY growth.

Finally, the Company continues to target further reduction in leverage toward ~3x exiting CY23, ~2.5x exiting CY24 and ~2x exiting CY25.

Financial Results

Refer to “Non-GAAP Financial Measures” for discussion of the non-GAAP financial measures used in this release; reconciliations from reported to adjusted results can be found at the end of this release.

Revenues:
•4Q23 reported net revenues of $1,351.6 million increased 16% year-over-year, including a negative foreign exchange (FX) impact of 1%. LFL revenue increased 17%, driven by a 21% LFL increase in Prestige and an 10% increase in Consumer Beauty.
•FY23 reported net revenues of $5,554.1 million increased 5% year-over-year, including a negative FX impact of 5%. Core LFL revenue increased 12%, driven by core LFL increases in Prestige of 13% and Consumer Beauty of 11%. The full year negative impact on the business from the Russia exit was approximately 220 bps.

Gross Margin:
•4Q23 reported gross margin of 62.9% increased from 61.8% in the prior-year period, while adjusted gross margin of 62.8% increased from 62.1% last year. The 70 bps adjusted gross margin increase was mainly driven by pricing execution, mix management and supply chain productivity, partially offset by COGS inflation and negative FX impacts.
•FY23 reported gross margin of 63.9% increased from 63.5%, while adjusted gross margin of 63.9% increased 20 bps from 63.7% in the prior year. The increase was driven by pricing execution and supply chain productivity partially offset by COGS inflation and negative FX impacts.

Operating Income and EBITDA:
•4Q23 reported operating income of $129.0 million improved significantly from a reported operating loss of $77.4 million in the prior year primarily due to higher gross profit in the current year as well as non-recurring impairment charges and costs related to the exit from Russia, which impacted the prior year.
•4Q23 adjusted operating income of $105.1 million rose 61% from $65.1 million in the prior year, driven by higher gross profit and a $7.0 million reduction in depreciation expense. The adjusted EBITDA of $165.4 million, up 25% from the prior year, due to higher sales and gross profit partially offset by higher A&CP. For 4Q23, the adjusted operating margin was 7.8%, reflecting 220 bps of margin expansion YoY. The adjusted EBITDA margin was 12.2%, up 90 bps YoY.
•FY23 reported operating income of $543.7 million increased from $240.9 million due to higher sales and gross profit and a reduction in stock-based compensation in the current year as well as non-recurring impairment charges and costs related to the exit of Russia, which impacted the prior year. FY23 adjusted operating income increased 20% to $738.8 million, with a margin of 13.3% improving 170 bps YoY, while the adjusted EBITDA totaled $972.8 million, up 7% YoY, reflecting a 40 bps increase in the adjusted operating margin to 17.5%.

Net Income:
•4Q23 reported net income of $29.6 million improved from a net loss of $286.0 million in the prior year, primarily due to the aforementioned increase in reported operating income and an increase in the fair value of Wella.
•The 4Q23 adjusted net income of $5.2 million increased from adjusted net loss of $5.7 million in the prior year period, primarily due higher adjusted operating income and a benefit from a change in Wella's fair value.
•FY23 reported net income of $495.0 million compared to net income of $55.5 million in the prior year. FY23 adjusted net income of $457.9 million increased from $232.1 million in the prior year, reflecting improved underlying net income and the benefit from the mark-to-market on the equity swap.

Earnings Per Share (EPS) - diluted:
•4Q23 reported earnings per share of $0.03 improved from a reported loss per share of $(0.34) in the prior year due to the increase in reported net income.
•4Q23 adjusted EPS of $0.01 improved from $(0.01) in the prior year.
•FY23 reported earnings per share of $0.57 rose from $0.07 in the prior year.
•FY23 adjusted EPS of $0.53 increased 89% from $0.28 in the prior year driven by a $0.15 benefit from the mark-to-market on the equity swap and a $0.10 net profit improvement.

Operating Cash Flow:
•4Q23 cash from operations totaling $104.9 million increased from cash outflow of $32.9 million in the prior-year period. FY23 cash flow from operations was $625.7 million, a decrease of $100.9 million from the prior year.
•4Q23 free cash inflow of $38.1 million increased from a free cash outflow of $74.0 million in the prior year driven by a $137.8 million increase in operating cash flow, partially offset by a $25.7 million increase in capex. FY23 free cash flow of $402.9 million decreased by $149.6 million from the prior year, as the FY22 free cash flow was boosted by one-time TSA and working capital benefits.

Financial Net Debt:
•Financial Net Debt of $4,034.7 million on June 30, 2023, decreased by $64.3 million from the March 31, 2023 period, driven by the impact of fourth quarter cash used for operating activities.

Fourth Quarter Business Review by Segment

Prestige
In 4Q23, Prestige net revenues of $799.6 million or 59% of Coty sales, increased by 21% on a reported basis versus the prior year. On a LFL basis, Prestige net revenues delivered robust growth of 21%, driven by strong double-digit growth in nearly all markets, with particular strength across Asia Pacific, Travel Retail and Europe. For FY23, Prestige net revenues of $3,420.5 million rose 5% as reported from the prior year and increased 13% on a core LFL basis. The full year negative impact on the Prestige business from the Russia exit was approximately 260 bps.
During Q4, the Prestige fragrance category continued to see strong growth across North America and Europe, with nearly all major markets generating double-digit growth. Coty's Prestige fragrance revenue grew over 20% in Q4, maintaining momentum driven by strong demand and ongoing premiumization. Global Travel Retail trends were very robust across all regions with growth of over 30% LFL in Q4 and FY23, supported by the continued recovery of international travel and Coty's expansion in the channel. At the same time, Coty's service levels continued to improve during the quarter driven by successful progress around qualifying additional suppliers and additional industry capacity coming online, which contributed to our very strong growth in the quarter. Importantly, Coty's recent innovations of Burberry Hero and Her, Gucci Flora Gorgeous Jasmine and Gorgeous Gardenia, Boss Bottled Parfum and Chloe Atelier des Fleurs continued to deliver very strong performances in FY23, reaching top ranks across key markets. The Prestige makeup category grew 25% in Q4 with China's reopening and impactful activations by Burberry and Gucci fueling momentum. Prestige skincare brands, Lancaster and philosophy, grew over 10% in Q4 after their recent successful launches.
The Prestige segment generated a reported operating income of $46.4 million in 4Q23, compared to $9.7 million in the prior year. The 4Q23 adjusted operating income was $85.1 million, up from an adjusted operating income of $47.9 million in the prior year, driven by gross margin improvement, partially offset by higher A&CP expenses. Adjusted EBITDA for the Prestige segment rose to $112.7 million from $78.9 million in the prior year, with a margin of 14.1%. FY23 reported operating income of $483.7 million compared to $367.2 million in the prior year, while the adjusted operating income increased to $635.1 million from $530.1 million, with a 235 bps increase in the adjusted operating margin to 18.6%. The FY23 adjusted EBITDA rose 11% to $745.6 million with a margin of 21.8%.

Consumer Beauty
In 4Q23, Consumer Beauty net revenues of $552.0 million, or 41% of Coty sales, increased by 9% as reported versus the prior year, which includes a 1.0% negative FX impact. On a core LFL basis, Consumer Beauty net revenues rose 10% led by very strong growth across all categories. Importantly, all regions generated LFL growth in the quarter, with particularly strong growth momentum in Brazil and Latin America. For FY23, Consumer Beauty sales of $2,133.6 million increased 5% and rose 11% on a core LFL basis. The full year negative impact on the Consumer Beauty business from the Russia exit was approximately 150 bps.
In Q4, revenues grew in the high single-digits to double-digits across cosmetics, body care and mass fragrances. Coty saw strong momentum in Q4 and FY23 in most of its key brands, with double-digit LFL revenue growth across Rimmel, Bourjois, Risque, Monange, Bozzano and Paixao, driven primarily by impactful innovations and strong pricing execution across all markets.
The Consumer Beauty business reported operating income was $10.0 million in 4Q23, up from reported operating loss of $24.8 million in the prior year. The 4Q23 adjusted operating income of $20.0 million increased from $17.2 million in the prior year. During the quarter, adjusted EBITDA declined slightly to $52.7 million from $53.5 million in the prior year, with a margin of 9.5%. FY23 reported operating income of $63.3 million compared to $9.5 million in the prior year, while adjusted operating income increased to $103.7 million from $85.4 million, with an approximately 70 bps increase in the adjusted operating margin to 4.9%. FY23 adjusted EBITDA decreased 4% to $227.2 million, with a margin of 10.6%.

Fourth Quarter Fiscal 2023 Business Review by Region

Americas
•In 4Q23, Americas net revenues of $567.9 million, or 42% of Coty sales, increased 11% as reported and 13% LFL. This was driven by strong growth in both Prestige and Consumer Beauty. In Prestige,

performance was supported by double-digit LFL growth in all markets, with particularly strong momentum in Travel Retail, Canada and Latin America. In Consumer Beauty, all markets delivered solid growth with continued robust trends in Latin America and Brazil. The overall performance was also supported by continued strong performance during the quarter from Boss Bottled Parfum, Burberry Hero EDP and Gucci Gorgeous Gardenia on the Prestige side, and CoverGirl in Consumer Beauty. In FY23, Americas net revenue of $2,343.7 million, rose 9% as reported and 10% LFL.

EMEA
•In 4Q23, EMEA net revenues of $594.2 million, or 44% of Coty sales, increased 15% as reported and 13% LFL. The performance was driven by strong LFL growth in both Prestige and Consumer Beauty across most markets, with particularly strong momentum in regional Travel Retail and DACH in Prestige and France and MEA in Consumer Beauty. For FY23, EMEA net revenue of $2,504.5 million, increased 1% as reported and 13% on a core LFL basis.

Asia Pacific
•In 4Q23, Asia Pacific net revenues of $189.5 million, or 14% of Coty sales, increased 34% as reported and 40% LFL. The performance was driven by strong LFL growth in both Prestige and Consumer Beauty. In Prestige, performance was supported by double-digit growth in key markets, with especially robust growth in China, Hainan and Japan. In Consumer Beauty, growth was driven by Australia and New Zealand, China and Japan. For FY23, Asia Pacific net revenue of $705.9 million, increased 7% as reported and 13% LFL.

Noteworthy Company Developments

Other noteworthy company developments include:

•On May 13, 2023, on the eve of the Cannes Film Festival, Coty unveiled a new OmniPotent Concentrate serum by ultra-premium skincare brand Orveda and announced the forthcoming launch of Infiniment Coty Paris, the Company’s most ambitious fragrance project to date, a leading pioneer in the industry, fusing beauty, science and art.
•On July 6, 2023, Coty hosted an investor conference in Paris. At the conference, Coty detailed how it is leveraging its European heritage and end-to-end capabilities to achieve strong and balanced growth, resulting in the company significantly increasing its Q4 FY23 revenue growth guidance.
•On July 14, 2023, Coty announced that it successfully completed the refinancing of its existing $2.0 billion revolving credit facility. The over-subscribed refinancing extends maturity until July 2028 at the same terms to existing facilities and welcomes a strong group of top-tier existing and new creditors into our facilities.
•On July 18, 2023, Coty announced that it entered into a binding letter of intent to sell a 3.6% stake in Wella stake to investment firm, IGF Wealth Management, for $150 million, subject to the completion of due diligence and KKR consent, reflecting a 4% premium to the book value of Wella as of March 31, 2023. Coty will retain a 22.3% stake in Wella with an estimated valuation of approximately $900 million.
•On July 19, 2023, Coty announced the offering and pricing of $750 million of 6.625% senior secured notes due 2030. Coty intends to use the net proceeds from the offering to fully repay its U.S. dollar-denominated loans outstanding under Coty’s existing senior secured “term B” credit facility due April 2025 and to repay a pro-rata portion of its Euro-denominated loans outstanding under the Term B Credit Facility.

Conference Call
Coty Inc. will issue pre-recorded remarks at approximately 7:20 AM (ET) today, August 22, 2023 and will hold a live question and answer session beginning at 8:15 AM (ET). The pre-recorded remarks and live question and answer session will be available at http://investors.coty.com. The dial-in number for the live question and answer session is (800) 343-4136 in the U.S. or (203) 518-9765 internationally (conference passcode number: COTY4Q23).

For more information:
Investor Relations
Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Antonia Werther, +31 621 394495 /
antonia_werther@cotyinc.com

About Coty Inc.
Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in over 125 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to protecting the planet. Learn more at coty.com or on LinkedIn and Instagram.

Forward Looking Statements
Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to, among other things, strategic planning, targets and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the wind down of the Company’s operations in Russia (including timing and expected impact), the Company’s future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, expectations of the impact of inflationary pressures and the timing, magnitude and impact of pricing actions to offset inflationary costs, strategic transactions (including their expected timing and impact), expectations and/or plans with respect to joint ventures (including Wella Company and the timing and size of any related divestiture, distribution or return of capital), the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof and any plans to resume cash dividends on common stock or to continue to pay dividends in cash on preferred stock) and expectations for stock repurchases, investments, licenses and portfolio changes, product launches, relaunches or rebranding (including the expected timing or impact thereof), synergies, savings, performance, cost, timing and integration of acquisitions, future cash flows, liquidity and borrowing capacity (including any refinancing or deleveraging activities), timing and size of cash outflows and debt deleveraging, the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s ongoing transformation agenda (including operational execution and simplification initiatives, fixed cost reductions and supply chain changes), expected impact, cost, timing and implementation of e-commerce and digital initiatives, expected impact, cost, timing and implementation of sustainability initiatives (including progress, plans and goals), the impact of COVID-19, the expected impact of geopolitical risks including the ongoing war in Ukraine on our business operations, sales outlook and strategy, the expected impact of global supply chain challenges and/or inflationary pressures (including as a result of COVID-19 and/or the war in Ukraine), and expectations regarding future service levels, the timing and impact of the application for dual-listing of the Company's Class A Common Stock on Euronext Paris and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:
•the Company’s ability to successfully implement its multi-year transformation agenda, including its management realignment, reporting structure changes, operational and organizational changes, and the initiatives to further reduce the Company’s cost base, and to develop and achieve its global business strategies (including mix management, select price increases, more disciplined promotions, and foregoing low value sales), compete effectively in the beauty industry, achieve the benefits contemplated by its strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging) and successfully implement its strategic priorities (including stabilizing its consumer beauty brands through leading innovation and improved execution, accelerating its prestige fragrance brands and ongoing expansion into prestige cosmetics, building a comprehensive skincare portfolio, enhancing its e-commerce and direct-to-consumer (“DTC”) capabilities, expanding its presence in China through prestige products and select consumer beauty brands, and establishing Coty as an industry leader in sustainability) in each case within the expected time frame or at all;
•the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products related to the Company's skincare and prestige make-up portfolios, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to our current and future marketing philosophy and consumer engagement activities (including digital marketing and media);
•use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, and the fair value of equity investments;
•the impact of any future impairments;
•managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company's transformation agenda, the Company's global business strategies, the integration and management of the strategic partnerships with Kylie Jenner and Kim Kardashian, and future strategic initiatives, and, in particular, the Company's ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;

•the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;
•future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, manage supply chain challenges and avoid future supply chain and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;
•increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from COVID-19 on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes (including its ability to expand its digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);
•the Company and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), and public goodwill, and defend claims by third parties for infringement of intellectual property rights;
•any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s dividend policy and any change in the Company's stock repurchase plans;
•any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters, and specifically in connection with the strategic partnerships with Kylie Jenner and Kim Kardashian, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration) and management of the partnerships, the Company's relationships wth Kylie Jenner and Kim Kardashian, the Company's ability to protect trademarks and brand names, litigation, investigations by governmental authorities, and changes in law, regulations and policies that affect King Kylie LLC ("King Kylie") and/or KKW Holdings, LLC’s (“KKW Holdings”) business or products, including risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to King Kylie and/or KKW Holdings’ business model, revenue, sales force or business;
•the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;
•the Company’s dependence on certain licenses (especially in the fragrance category) and the Company’s ability to renew expiring licenses on favorable terms or at all;
•the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;
•administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches and re-launches and marketing efforts, including in connection with new products related to the Company's skincare and prestige makeup portfolios;
•changes in the demand for the Company's products due to declining or depressed global or regional economic conditions, and declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors;
•global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of the war in Ukraine and any related escalation or expansion thereof, Brexit (and related business or market disruption), recent elections in Brazil, the current U.S. administration and future elections, changes in the U.S. tax code, and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates, potential regulatory limits on payment terms in the European Union, recent and future changes in sanctions regulations including in connection with the war in Ukraine and any escalation or expansion thereof, regulatory uncertainty impacting the wind-down of the Company's business in Russia, and recent and future changes in regulations impacting the beauty industry, including regulatory measures addressing products, formulations, raw materials and packaging;
•currency exchange rate volatility and currency devaluation and/or inflation;
•the Company's ability to implement and maintain pricing actions to effectively mitigate increased costs and inflationary pressures, and the reaction of customers or consumers to such pricing actions;
•the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including litigation relating to product liability cases (including asbestos and talc-related litigation for which indemnities and/or insurance may not be available), distributor or licensor litigation, and compliance, litigation or investigations relating to our joint ventures and strategic partnerships;
•the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;
•the impact of COVID-19 (or future similar events), including demand for the Company’s products, illness, quarantines, government actions, facility closures, store closures or other restrictions in connection with the COVID-19 pandemic, and the extent and duration thereof, related impact on the Company's ability to meet customer needs and on the ability of third parties on which it relies, including its suppliers, customers, contract manufacturers, distributors, contractors, commercial banks and joint-venture partners, to meet their obligations to the Company, in particular collections from customers, and the ability to successfully implement measures to respond to such impacts;
•disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from COVID-19 or similar global public health events, the outbreak of war or hostilities (including the war in Ukraine and any escalation or expansion thereof), impact of global supply chain challenges, and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;
•disruptions in the availability and distribution of raw materials and components needed to manufacture the Company's products, and its ability to effectively manage its production and inventory levels in response to supply challenges;
•the Company's ability to adapt its business to address climate change concerns and to respond to increasing governmental and regulatory measures relating to environmental, social and governance matters, including expanding mandatory and voluntary reporting, diligence and disclosure, as well as new taxes (including on energy and plastic), and the impact of such measures on the Company's costs, business operations and strategy;
•restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;
•increasing dependency on information technology, including as a result of remote working practices, and the Company’s ability, or the ability of any of the third-party service providers used by the Company to support its business, to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and similar state laws, the Brazil General Data Protection Law and the China Data Security Law and Personal Information Protection Law) or to protect against theft of customer, employee and corporate sensitive information;
•the Company's ability to attract and retain key personnel and the impact of senior management transitions;
•the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;
•the impact of the Company's transformation agenda on the Company’s relationships with key customers and suppliers and certain material contracts;
•the Company’s relationship with JAB Beauty B.V. (formerly known as Cottage Holdco B.V.), as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;
•the Company’s relationship with KKR, whose affiliate KKR Bidco is an investor in the Wella Company, and any related conflicts of interest or litigation;
•future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and
•other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.

When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2023 and annual report on Form 10-K for the year ended June 30, 2023 and other periodic reports the Company has filed and may file with the SEC from time to time.
All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.
Non-GAAP Financial Measures
To supplement the financial measures prepared in accordance with GAAP, we use non-GAAP financial measures for continuing operations and Coty Inc. including Adjusted operating income (loss), Adjusted EBITDA, Adjusted net income (loss), and Adjusted net income (loss) attributable to Coty Inc. to common stockholders (collectively, the “Adjusted Performance Measures”). The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
Despite the limitations of these non-GAAP financial measures, our management uses the Adjusted Performance Measures as key metrics in the evaluation of our performance and annual budgets and to benchmark performance of our business against our competitors. The following are examples of how these Adjusted Performance Measures are utilized by our management:
•strategic plans and annual budgets are prepared using the Adjusted Performance Measures;
•senior management receives a monthly analysis comparing budget to actual operating results that is prepared using the Adjusted Performance Measures; and
•senior management’s annual compensation is calculated, in part, by using some of the Adjusted Performance Measures.
In addition, our financial covenant compliance calculations under our debt agreements are substantially derived from these Adjusted Performance Measures.
Our management believes that Adjusted Performance Measures are useful to investors in their assessment of our operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions we routinely receive from analysts and investors and, in order to ensure that all investors have access to the same data, our management has determined that it is appropriate to make this data available to all investors. The Adjusted Performance Measures exclude the impact of certain items (as further described below) and provide supplemental information regarding our operating performance. By disclosing these non-GAAP financial measures, our management intends to provide investors with a supplemental comparison of our operating results and trends for the periods presented. Our management believes these measures are also useful to investors as such measures allow investors to evaluate our performance using the same metrics that our management uses to evaluate past performance and prospects for future performance. We provide disclosure of the effects of these non-GAAP financial measures by presenting the corresponding measure prepared in conformity with GAAP in our financial statements, and by providing a reconciliation to the corresponding GAAP measure so that investors may understand the adjustments made in arriving at the non-GAAP financial measures and use the information to perform their own analyses.
Adjusted operating income/Adjusted EBITDA from continuing operations excludes restructuring costs and business structure realignment programs, amortization, acquisition- and divestiture-related costs and acquisition accounting impacts, stock-based compensation, and asset impairment charges and other adjustments as described below. For adjusted EBITDA, in addition to the preceding, we exclude adjusted depreciation as defined below. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign our operating structure and integrate new acquisitions, and implement divestitures of components of our business, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense items and preferred stock deemed dividends, as described below, and the related tax effects of each of the items used to derive Adjusted net income as such charges are not used by our management in assessing our operating performance period-to-period.
Adjusted Performance Measures reflect adjustments based on the following items:
•Costs related to acquisition and divestiture activities: The Company has excluded acquisition- and divestiture-related costs and the accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. Additionally, for divestitures, the Company excludes write-offs of assets that are no longer recoverable and contract related costs due to the divestiture. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and divestitures, and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions or divestitures.
•Restructuring and other business realignment costs: The Company has excluded costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the referenced expenses from the non-GAAP financial measures, management is able to further evaluate the Company's ability to utilize existing assets and estimate their long-term value. Furthermore, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Asset impairment charges: The Company has excluded the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Amortization expense: The Company has excluded the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. Although we exclude amortization of intangible assets from our non-GAAP expenses, our management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Gain on sale and termination of brand assets: The Company has excluded the impact of gain on sale and termination of brand assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale and termination of brand assets.
•Costs related to market exit: The Company has excluded the impact of direct incremental costs related to our decision to wind down our business operations in Russia. We believe that these direct and incremental costs are inconsistent and infrequent in nature. Consequently, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Gains on sale of real estate: The Company has excluded the impact of gains on sale of real estate as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Stock-based compensation: Although stock-based compensation is a key incentive offered to our employees, we have excluded the effect of these expenses from the calculation of adjusted operating income and adjusted EBITDA. This is due to their primarily non-cash nature; in addition, the amount and timing of these expenses may be highly variable and unpredictable, which may negatively affect comparability between periods.
•Depreciation and Adjusted depreciation: Our adjusted operating income excludes the impact of accelerated depreciation for certain restructuring projects that affect the expected useful lives of Property, Plant and Equipment, as such charges vary significantly based on the size and timing of the programs. Further, we have excluded adjusted depreciation, which represents depreciation expense net of accelerated depreciation charges, from our adjusted EBITDA. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Other (income) expense: The Company has excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs. Further, we have excluded the change in fair value of the investment in Wella, as our management believes these unrealized (gains) and losses do not reflect our underlying ongoing business, and the adjustment of such impact helps investors and others compare and analyze performance from period to period. We have excluded the gain on the exchange of Series B Preferred Stock. Such transactions do not reflect our operating results and we have excluded the impact as our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant noncontrolling interest percentage.
•Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred. Additionally, adjustments are made for the tax impact of any intra-entity transfer of assets and liabilities.
•Deemed Preferred Stock Dividends: The Company has excluded preferred stock deemed dividends related to the First Exchange and the Second Exchange from our calculation of adjusted net income attributable to Coty Inc. These deemed dividends are nonmonetary in nature, the transactions were entered into to simplify our capital structure and do not reflect our underlying ongoing business. Management believes that this adjustment helps investors and others compare and analyze our performance from period to period.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Adjusted Effective Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), immediate liquidity, Financial Net Debt and Economic Net Debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities less capital expenditures; adjusted EBITDA is defined as adjusted operating income, excluding adjusted depreciation and non-cash stock-based compensation. Net debt or Financial Net Debt (which the Company referred to as "net debt" in prior reporting periods) is defined as total debt less cash and cash equivalents, and Economic Net Debt is defined as total debt less cash and cash equivalents less the value of the Wella Stake. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for Financial Net Debt and Economic Net Debt, see the tables entitled

“Reconciliation of Total Debt to Financial Net Debt and Economic Net Debt.” Further, our immediate liquidity is defined as the sum of available cash and cash equivalents and available borrowings under our Revolving Credit Facility (please see table "Immediate Liquidity").
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

RESULTS AT A GLANCE

	Three Months Ended June 30, 2023			Year Ended June 30, 2023
(in millions, except per share data)		Change YoY			Change YoY
CONTINUING OPERATIONS		Reported Basis	(LFL)		Reported Basis	(LFL)
Net revenues	$1,351.6	16%	17%	$5,554.1	5%	10%
Operating income - reported	129.0	>100%		543.7	>100%
Operating income - adjusted*	105.1	61%		738.8	20%
EBITDA - adjusted	165.4	25%		972.8	7%
Net income (loss) attributable to common shareholders - reported**	29.6	>100%		495.0	>100%
Net income (loss) attributable to common shareholders - adjusted* **	5.2	>100%		457.9	97%
EPS attributable to common shareholders (diluted) - reported	$0.03	>100%		$0.57	>100%
EPS attributable to common shareholders (diluted) - adjusted*	$0.01	>100%		$0.53	89%

COTY, INC.
Net income (loss) attributable to common shareholders - reported **	29.6	>100%		495.0	>100%
Net income (loss) attributable to common shareholders - adjusted* **	5.2	>100%		457.9	97%
EPS attributable to common shareholders (diluted) - reported	$0.03	>100%		$0.57	>100%
EPS attributable to common shareholders (diluted) - adjusted*	$0.01	>100%		$0.53	89%

*    These measures, as well as “free cash flow,” “adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA),” "immediate liquidity," “financial net debt,” and "economic net debt" are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Reconciliations from reported to adjusted results can be found at the end of this release.
**    Net income for Continuing Operations and Coty Inc. are net of the Convertible Series B Preferred Stock dividends.

FOURTH QUARTER BY SEGMENT (CONTINUING OPERATIONS)

	Three Months Ended June 30,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2023	2022	Reported Basis	LFL	2023	Change	Margin	2023	Change	Margin
Prestige	$799.6	$662.8	21%	21%	$46.4	>100%	6%	$85.1	78%	11%
Consumer Beauty	552.0	505.5	9%	10%	10.0	>100%	2%	20.0	16%	4%
Corporate	—	—	N/A	N/A	72.6	>100%	N/A	—	N/A	N/A
Total	$1,351.6	$1,168.3	16%	17%	$129.0	>100%	10%	$105.1	61%	8%

	Year Ended June 30,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2023	2022	Reported Basis	LFL	2023	Change	Margin	2023	Change	Margin
Prestige	$3,420.5	$3,267.9	5%	11%	$483.7	32%	14%	$635.1	20%	19%
Consumer Beauty	2,133.6	2,036.5	5%	10%	63.3	>100%	3%	103.7	21%	5%
Corporate	—	—	0%	0%	(3.3)	98%	N/A	—	N/A	N/A
Total	$5,554.1	$5,304.4	5%	10%	$543.7	>100%	10%	$738.8	20%	13%

	Adjusted EBITDA
	Three Months Ended June 30,		Year Ended June 30,
(in millions)	2023	2022	2023	2022
Prestige	$112.7	$78.9	$745.6	$668.8
Consumer Beauty	52.7	53.5	227.2	236.5
Corporate	—	—	—	—
Total	$165.4	$132.4	$972.8	$905.3

FOURTH QUARTER FISCAL 2023 BY REGION

Continuing Operations

	Three Months Ended June 30,				Year Ended June 30,
	Net Revenues		Change		Net Revenues		Change
(in millions)	2023	2022	Reported Basis	LFL	2023	2022	Reported Basis	LFL
Americas	$567.9	$509.5	11%	13%	$2,343.7	$2,158.0	9%	10%
EMEA	594.2	517.7	15%	13%	2,504.5	2,488.1	1%	10%
Asia Pacific	189.5	141.1	34%	40%	705.9	658.3	7%	13%
Total	$1,351.6	$1,168.3	16%	17%	$5,554.1	$5,304.4	5%	10%

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Year Ended June 30,
(in millions, except per share data)	2023	2022	2023	2022
Net revenues	$1,351.6	$1,168.3	$5,554.1	$5,304.4
Cost of sales	502.1	446.2	2,006.8	1,935.2
as % of Net revenues	37.1%	38.2%	36.1%	36.5%
Gross profit	849.5	722.1	3,547.3	3,369.2
Gross margin	62.9%	61.8%	63.9%	63.5%

Selling, general and administrative expenses	672.9	726.8	2,818.3	2,881.3
as % of Net revenues	49.8%	62.2%	50.7%	54.3%
Amortization expense	48.7	48.8	191.8	207.4
Restructuring costs	(1.1)	(8.0)	(6.5)	(6.5)
Acquisition-and divestiture- related costs	—	0.5	—	14.7
Asset impairment charges	—	31.4	—	31.4
Operating income (loss)	129.0	(77.4)	543.7	240.9
as % of Net revenues	9.5%	(6.6%)	9.8%	4.5%
Interest expense, net	72.2	40.4	257.9	224.0
Other income, net	(22.0)	163.0	(419.0)	(409.9)
Income (loss) from continuing operations before income taxes	78.8	(280.8)	704.8	426.8
as % of Net revenues	5.8%	(24.0%)	12.7%	8.0%
Provision (benefit) for income taxes on continuing operations	43.3	0.3	181.6	164.8
Net income (loss) from continuing operations	35.5	(281.1)	523.2	262.0
as % of Net revenues	2.6%	(24.1%)	9.4%	4.9%
Net income (loss) from discontinued operations	—	1.2	—	5.7
Net income (loss)	35.5	(279.9)	523.2	267.7
Net (loss) income attributable to noncontrolling interests	(1.4)	(2.8)	(1.8)	(5.1)
Net income attributable to redeemable noncontrolling interests	4.0	4.4	16.8	13.3
Net income (loss) attributable to Coty Inc.	$32.9	$(281.5)	$508.2	$259.5
Amounts attributable to Coty Inc.
Net income (loss) from continuing operations	$32.9	$(282.7)	$508.2	$253.8
Convertible Series B Preferred Stock dividends	(3.3)	(3.3)	(13.2)	(198.3)
Net income (loss) from continuing operations attributable to common stockholders	$29.6	$(286.0)	$495.0	$55.5
Net income from discontinued operations	—	1.2	—	5.7
Net income (loss) attributable to common stockholders	$29.6	$(284.8)	$495.0	$61.2

Earnings per common share:
Basic for Continuing Operations	$0.03	$(0.34)	$0.58	$0.07
Diluted for Continuing Operations(a)(b)(c)	$0.03	$(0.34)	$0.57	$0.07
Basic for Coty Inc.	$0.03	$(0.34)	$0.58	$0.08
Diluted for Coty Inc.(a)(b)(c)	$0.03	$(0.34)	$0.57	$0.08
Weighted-average common shares outstanding:
Basic	852.0	838.4	849.0	820.6
Diluted(a)(b)	864.7	838.4	886.5	834.1

Depreciation - Continuing Operations	$60.3	$78.1	$235.0	$309.0
(a)Diluted EPS is adjusted by the effect of dilutive securities, including awards under the Company's equity compensation plans, the convertible Series B Preferred Stock and the Forward Repurchase Contracts. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock, PRSUs and RSUs, the Company uses the treasury method and the if-converted method for the Convertible Series B Preferred Stock and the Forward Repurchase Contracts. The treasury method typically does not adjust the net income attributable to Coty Inc., while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends and the impact of fair market value (gains)/losses for contracts with the option to settle in shares or cash, if dilutive, on net income applicable to common stockholders during the period.
(b)For the three months ended June 30, 2023, 23.7 million dilutive shares of Convertible Series B Preferred Stock were excluded in the computation of adjusted weighted-average diluted shares because their effect would be anti-dilutive. For the three months ended June 30, 2022, dilutive shares of RSUs and Convertible Series B Preferred Stock were excluded from the computation of diluted EPS to the net loss incurred during the period.
(c)For the twelve months ended June 30, 2022, 65.4 million dilutive shares of Convertible Series B Preferred Stock were excluded in the computation of adjusted weighted-average diluted shares because their effect would be anti-dilutive.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended June 30, 2023
	CONTINUING OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,351.6	$—	$1,351.6
Gross profit	849.5	(0.1)	849.4
Gross margin	62.9%		62.8%
Operating income	129.0	(23.9)	105.1
as % of Net revenues	9.5%		7.8%
Net income	29.6	(24.4)	5.2
as % of Net revenues	2.2%		0.4%
Adjusted EBITDA			165.4
as % of Net revenues			12.2%
	COTY INC.
Net income attributable to Coty Inc.	29.6	(24.4)	5.2

EPS (diluted)	$0.03		$0.01

	Three Months Ended June 30, 2022
	CONTINUING OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,168.3	$—	$1,168.3
Gross profit	722.1	3.6	725.7
Gross margin	61.8%		62.1%
Operating (loss) income	(77.4)	142.5	65.1
as % of Net revenues	(6.6%)		5.6%
Net (loss) income	(286.0)	280.3	(5.7)
as % of Net revenues	(24.5%)		(0.5%)
Adjusted EBITDA			132.4
as % of Net revenues			11.3%
	COTY INC.
Net (loss) attributable to Coty Inc.	(284.8)	279.1	(5.7)

EPS (diluted)	$(0.34)		$(0.01)

(a) See “Reconciliation of Reported Operating Income (Loss) to Adjusted Operated Income” and “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Year Ended June 30, 2023
	CONTINUING OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$5,554.1	$—	$5,554.1
Gross profit	3,547.3	1.9	3,549.2
Gross margin	63.9%		63.9%
Operating income	543.7	195.1	738.8
as % of Net revenues	9.8%		13.3%
Net income	495.0	(37.1)	457.9
as % of Net revenues	8.9%		8.2%
Adjusted EBITDA			972.8
as % of Net revenues			17.5%
	COTY INC.
Net income attributable to Coty Inc.	$495.0	(37.1)	457.9

EPS (diluted)	$0.57		$0.53

	Year Ended June 30, 2022
	CONTINUING OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$5,304.4	$—	$5,304.4
Gross profit	3,369.2	12.0	3,381.2
Gross margin	63.5%		63.7%
Operating income	240.9	374.6	615.5
as % of Net revenues	4.5%		11.6%
Net income	55.5	176.6	232.1
as % of Net revenues	1.0%		4.4%
Adjusted EBITDA			905.3
as % of Net revenues			17.1%
	COTY INC.
Net income attributable to Coty Inc.	61.2	170.9	232.1

EPS (diluted)	$0.08		$0.28

(a) See “Reconciliation of Reported Operating Income (Loss) to Adjusted Operated Income” and “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

CONTINUING OPERATIONS	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2023	2022	Change	2023	2022	Change
Reported Operating income (loss)	$129.0	$(77.4)	>100%	$543.7	$240.9	>100%
% of Net revenues	9.5%	(6.6%)		9.8%	4.5%
Asset impairment charges	—	31.4	(100%)	—	31.4	(100%)
Amortization expense (a)	48.7	48.8	0%	191.8	207.4	(8%)
Restructuring and other business realignment costs (b)	(1.3)	(4.9)	73%	(6.3)	4.7	<(100%)
Stock-based compensation	37.0	31.2	19%	135.9	195.5	(30%)
Acquisition- and divestiture-related costs (c)	—	0.5	(100%)	—	14.7	(100%)
Gain on sale of real estate (d)	(3.9)	(0.9)	<(100%)	(4.9)	(115.5)	96%
(Gains) Costs related to market exit	—	45.9	(100%)	(17.0)	45.9	<(100%)
Gain on sale and termination of brand assets (f)	(104.4)	(9.5)	<(100%)	(104.4)	(9.5)	<(100%)
Total adjustments to reported operating income (loss)	(23.9)	142.5	<(100%)	195.1	374.6	(48%)
Adjusted Operating income	$105.1	$65.1	61%	$738.8	$615.5	20%
% of Net revenues	7.8%	5.6%		13.3%	11.6%
Adjusted depreciation (e)	60.3	67.3	(10%)	234.0	289.8	(19%)
Adjusted EBITDA	$165.4	$132.4	25%	$972.8	$905.3	7%
% of Revenues	12.2%	11.3%		17.5%	17.1%
(a)In the three months ended June 30, 2023, amortization expense of $38.7 and $10.0 was reported in the Prestige and Consumer Beauty segments, respectively. In the three months ended June 30, 2022, amortization expense of $38.2 and $10.6 was reported in the Prestige and Consumer Beauty segments, respectively.
In fiscal 2023, amortization expense of $151.4 and $40.4 was reported in the Prestige and Consumer Beauty segments, respectively. In fiscal 2022, amortization expense of $162.9 and $44.5 was reported in the Prestige and Consumer Beauty segments, respectively.
(b)In the three months ended June 30, 2023, we incurred a credit in restructuring and other business structure realignment costs of $(1.3). We incurred a credit in restructuring costs of $(1.1) included in the Condensed Consolidated Statements of Operations, and business structure realignment costs of $(0.2) primarily related to the Transformation Plan. This amount includes $(0.1) reported in Selling, general and administrative expenses, and $(0.1) reported in Cost of sales in the Condensed Consolidated Statement of Operations. In the three months ended June 30, 2022, we incurred a credit in restructuring and other business structure realignment costs of $(4.9). We incurred a credit in restructuring costs of $(8.0) included in the Condensed Consolidated Statements of Operations, related to the Transformation Plan due to a change in estimate and $(6.3) related to employee severances in connection with our exit of Russia, and business structure realignment costs of $3.1 primarily related to the Transformation Plan and certain other programs. This amount includes $3.2 reported in Cost of sales in the Condensed Consolidated Statement of Operations, and a credit of $(0.1) reported in Selling, general and administrative expenses.
In fiscal 2023, we incurred restructuring and other business structure realignment costs of $(6.3). We incurred a credit in restructuring costs of $(6.5) included in the Condensed Consolidated Statements of Operations, related to the Transformation Plan and business structure realignment costs of $0.2 primarily related to the Transformation Plan. This amount includes $0.9 reported in Cost of sales in the Condensed Consolidated Statement of Operations and $(0.7) reported in Selling, general and administrative expenses. In fiscal 2022, we incurred restructuring and other business structure realignment costs of $4.7. We incurred a credit in restructuring costs of $(6.5) included in the Condensed Consolidated Statements of Operations, related to the Transformation Plan, which includes $6.3 related to employee severances in connection with our exit of Russia, and business structure realignment costs of $11.2 primarily related to the Transformation Plan and certain other programs. This amount includes $11.6 reported in Cost of sales in the Condensed Consolidated Statement of Operations and a credit of $(0.4) reported in Selling, general and administrative expenses.
(c)In the three months ended June 30, 2023 and June 30, 2022, we incurred acquisition- and divestiture-related costs of $0.0 and $0.5, respectively. The prior period costs were primarily associated with the Wella Company Transaction.
In fiscal 2023 and 2022, we incurred acquisition- and divestiture-related costs of nil and $14.7, respectively. The prior period costs were primarily associated with the Wella Company Transaction.
(d)In the three months ended June 30, 2023, we recognized a gain of $3.9 related to sale of real estate. In the three months ended June 30, 2022, we recognized a gain of $0.9 related to sale of real estate.
In fiscal 2023, we recognized a gain of $4.9 related to sale of real estate. In fiscal 2022, we recognized a gain of $115.5 related to sale of real estate.
(e)In the three months ended June 30, 2023, adjusted depreciation expense of $27.6 and $32.7 was reported in the Prestige and Consumer Beauty segments, respectively. In the three months ended June 30, 2022, adjusted depreciation expense of $31.0 and $36.3 was reported in the Prestige and Consumer Beauty segments, respectively.
In fiscal 2023, adjusted depreciation expense of $110.5 and $123.5 was reported in the Prestige and Consumer Beauty segments, respectively. In fiscal 2022, adjusted depreciation expense of $138.7 and $151.1 was reported in the Prestige and Consumer Beauty segments, respectively.
(f)In the three months ended June 30, 2023, we recognized a gain of $104.4 related to early termination of Lacoste fragrance license. In the three months ended June 30, 2022, we recognized a gain of $9.5 related to sale of brand assets in South Africa.
In fiscal 2023, we recognized a gain of $104.4 related to early termination of Lacoste fragrance license. In fiscal 2022, we recognized a gain of $9.5 related to sale of brand assets in South Africa.

RECONCILIATION OF REPORTED INCOME (LOSS) BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES FOR CONTINUING OPERATIONS

	Three Months Ended June 30, 2023			Three months ended June 30, 2022
(in millions)	(Loss) income before income taxes	Provision for income taxes	Effective tax rate	(Loss) income before income taxes	Provision for income taxes	Effective tax rate
Reported Income (Loss) before income taxes - Continuing Operations	$78.8	$43.3	54.9%	$(280.8)	$0.3	(0.1)%
Adjustments to Reported Operating Income (a)	(23.9)			142.5
Change in fair value of investment in Wella Business (c)	(20.0)			175.1
Other adjustments (d)	(0.4)			—
Total Adjustments (b)	(44.3)	(21.7)		317.6	35.6
Adjusted Income (loss) before income taxes - Continuing Operations	$34.5	$21.6	62.6%	$36.8	$35.9	97.6%

The adjusted effective tax rate was 62.6% for the three months ended June 30, 2023 compared to 97.6% for the three months ended June 30, 2022. The differences were primarily due to a valuation allowance recorded in the current period.

	Year Ended June 30, 2023			Year Ended June 30, 2022
(in millions)	(Loss) income before income taxes	Provision for income taxes	Effective tax rate	(Loss) income before income taxes	Provision for income taxes	Effective tax rate
Reported Income before income taxes - Continuing Operations	$704.8	$181.6	25.8%	$426.8	$164.8	38.6%
Adjustments to Reported Operating Income (a)	195.1			374.6
Change in fair value of investment in Wella Business (c)	(230.0)			(403.9)
Other adjustments (d)	0.2			(2.4)
Total Adjustments (b) (e)	(34.7)	(4.5)		(31.7)	(55.3)
Adjusted Income before income taxes - Continuing Operations	$670.1	$177.1	26.4%	$395.1	$109.5	27.7%

The adjusted effective tax rate was 26.4% for the fiscal year ended June 30, 2023 compared to 27.7% in the fiscal year ended June 30, 2022. The differences were primarily due to permanent adjustments and jurisdictional mix of income.

(a)See a description of adjustments under “Adjusted Operating Income (Loss) for Continuing Operations.”
(b)The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability. In connection with our decision to wind down our operations in Russia, we recognized tax charges related to certain direct incremental impacts of our decision, which are reflected in this amount, in fiscal 2023 and fiscal 2022.
(c)The amount represents the realized and unrealized loss (gain) recognized for the change in the fair value of the investment in Wella Company.
(d)See "Reconciliation of Reported Net Income (Loss) Attributable to Continuing Operations to Adjusted Net Income (loss) Attributable to Continuing Operations."
(e)The total tax impact on adjustments includes a tax benefit of $0.4 and tax expense of $24.1 for fiscal 2023 and fiscal 2022, respectively, recorded as the result of the Company’s exit from Russia.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME FOR CONTINUING OPERATIONS

	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2023	2022	Change	2023	2022	Change
Net income (loss) from Continuing Operations, net of noncontrolling interests	$32.9	$(282.7)	>100%	$508.2	$253.8	>100%
Convertible Series B Preferred Stock dividends (c)	(3.3)	(3.3)	—%	(13.2)	(198.3)	93%
Reported Net income (loss) attributable to Continuing Operations	$29.6	$(286.0)	>100%	$495.0	$55.5	>100%
% of Net revenues	2.2%	(24.5%)		8.9%	1.0%
Adjustments to Reported Operating Income (a)	(23.9)	142.5	<(100%)	195.1	374.6	(48%)
Change in fair value of investment in Wella Business (d)	(20.0)	175.1	<(100%)	(230.0)	(403.9)	43%
Adjustments to other expense (e)	(0.4)	—	N/A	0.2	(2.4)	>100%
Adjustments to noncontrolling interests (b)	(1.8)	(1.7)	(6%)	(6.9)	(7.0)	1%
Change in tax provision due to adjustments to Reported Net income attributable to Continuing Operations	21.7	(35.6)	>100%	4.5	55.3	(92%)
Adjustment for deemed Series B Preferred Stock dividends related to the First and Second Exchanges (c) (f)	—	—	N/A	—	160.0	(100%)
Adjusted Net income (loss) attributable to Continuing Operations	$5.2	$(5.7)	>100%	$457.9	$232.1	97%
% of Net revenues	0.4%	(0.5%)		8.2%	4.4%

Per Share Data
Adjusted weighted-average common shares
Basic	852.0	838.4		849.0	820.6
Diluted (c) (f)	864.7	838.4		862.8	834.1
Adjusted Net income (loss) attributable to Continuing Operations per Common Share
Basic	$0.01	$(0.01)		$0.54	$0.28
Diluted (c)	$0.01	$(0.01)		$0.53	$0.28

(a)See a description of adjustments under “Adjusted Operating Income (Loss) for Continuing Operations.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Diluted EPS is adjusted by the effect of dilutive securities, including awards under the Company's equity compensation plans, the convertible Series B Preferred Stock and the Forward Repurchase Contracts. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock PRSUs and RSUs, the Company uses the treasury method and the if-converted method for the Convertible Series B Preferred Stock and the Forward Repurchase Contracts. The treasury method typically does not adjust the net income attributable to Coty Inc., while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends, if dilutive, on net income applicable to common stockholders during the period
(d)The amount represents the realized and unrealized gain recognized for the change in the fair value of the investment in Wella Company.
(e)For the three months ended June 30, 2023, this primarily represents the amortization of basis differences in certain equity method investments and pension curtailment gains.
For the twelve months ended June 30, 2023, this primarily represents the amortization of basis differences in certain equity method investments and pension curtailment gains. For the twelve months ended June 30, 2022, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021, partially offset by the amortization of basis differences in certain equity method investments and pension curtailment losses.
(f)For the twelve months ended June 30, 2022, this adjustment represents the deemed dividend from the Second Exchange that closed on November 30, 2021 and the deemed dividend from the First Exchange that closed on October 20, 2021.

RECONCILIATION OF REPORTED NET INCOME (LOSS) TO ADJUSTED NET INCOME FOR COTY INC.

	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2023	2022	Change	2023	2022	Change
Net income (loss) from Coty Inc. net of noncontrolling interests	$32.9	$(281.5)	>100%	$508.2	$259.5	96%
Convertible Series B Preferred Stock dividends (c)	(3.3)	(3.3)	0%	(13.2)	(198.3)	93%
Reported Net income (loss) attributable to Coty Inc.	$29.6	$(284.8)	>100%	$495.0	$61.2	>100%
% of Net revenues	2.2%	(24.4%)		8.9%	1.2%
Adjustments to Reported Operating income (a)	(23.9)	142.5	<(100%)	195.1	374.6	(48%)
Adjustments to loss on sale of business (g)	—	—	N/A	—	(6.1)	100%
Change in fair value of investment in Wella Business (d)	(20.0)	175.1	<(100%)	(230.0)	(403.9)	43%
Adjustments to other expense (e)	(0.4)	—	N/A	0.2	(2.4)	>100%
Adjustments to noncontrolling interests (b)	(1.8)	(1.7)	(6%)	(6.9)	(7.0)	1%
Change in tax provision due to adjustments to Reported Net income (loss) attributable to Coty Inc.	21.7	(36.8)	>100%	4.5	55.7	(92%)
Adjustment for deemed Series B Preferred Stock dividends related to the First and Second Exchanges (c) (f)	—	—	N/A	—	160.0	(100%)
Adjusted Net income (loss) attributable to Coty Inc.	$5.2	$(5.7)	>100%	$457.9	$232.1	97%
% of Net revenues	0.4%	(0.5%)		8.2%	4.4%

Per Share Data
Adjusted weighted-average common shares
Basic	852.0	838.4		849.0	820.6
Diluted (c) (f)	864.7	838.4		862.8	834.1
Adjusted Net income (loss) attributable to Coty Inc. per Common Share
Basic	$0.01	$(0.01)		$0.54	$0.28
Diluted (c)	$0.01	$(0.01)		$0.53	$0.28

(a)See a description of adjustments under “Adjusted Operating Income (loss) for Coty Inc.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Diluted EPS is adjusted by the effect of dilutive securities, including awards under the Company's equity compensation plans, the convertible Series B Preferred Stock and the Forward Repurchase Contracts. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock PRSUs and RSUs, the Company uses the treasury method and the if-converted method for the Convertible Series B Preferred Stock and the Forward Repurchase Contracts. The treasury method typically does not adjust the net income attributable to Coty Inc., while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends, if dilutive, on net income applicable to common stockholders during the period.
(d)The amount represents the realized and unrealized gain recognized for the change in the fair value of the investment in Wella Company.
(e)For the three months ended June 30, 2023, this primarily represents the amortization of basis differences in certain equity method investments and pension curtailment gains.
For the twelve months ended June 30, 2023, this primarily represents the amortization of basis differences in certain equity method investments and pension curtailment gains. For the twelve months ended June 30, 2022, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021, partially offset by the amortization of basis differences in certain equity method investments and pension curtailment losses.
(f)For the twelve months ended June 30, 2023, this adjustment represents the deemed dividend from the Second Exchange that closed on November 30, 2021 and the deemed dividend from the First Exchange that closed on October 20, 2021.
(g)This amount reflects certain working capital adjustments related to the sale of the Wella Company.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

COTY INC.	Three Months Ended June 30,		Year Ended June 30,
(in millions)	2023	2022	2023	2022
Net cash provided by operating activities	$104.9	$(32.9)	$625.7	$726.6
Capital expenditures	(66.8)	(41.1)	(222.8)	(174.1)
Free cash flow	$38.1	$(74.0)	$402.9	$552.5

RECONCILIATION OF TOTAL DEBT TO ECONOMIC NET DEBT

COTY INC.	As of
(in millions)	June 30, 2023
Total debt	$4,281.6
Less: Cash and cash equivalents	246.9
Financial Net debt	$4,034.7
Less: Value of Wella stake	1,060.0
Economic Net debt	$2,974.7

RECONCILIATION OF ADJUSTED OPERATING INCOME TO ADJUSTED EBITDA

Twelve months ended
June 30, 2023
(in millions)	CONTINUING OPERATIONS
Adjusted operating income (a)	$738.8
Add: Adjusted depreciation (b)	234.0
Adjusted EBITDA	$972.8

(a)For a reconciliation of adjusted operating income (loss) to operating income (loss) for continuing operations for the period, see the table entitled “Reconciliation of Reported Operating Income (loss) to Adjusted Operating Income for Continuing Operations” for the period.
(b)Adjusted depreciation for the twelve months ended June 30, 2023 represents depreciation expense for continuing operations for the period, excluding accelerated depreciation.

FINANCIAL NET DEBT/ADJUSTED EBITDA

June 30, 2023
Financial Net Debt - Coty Inc.	$4,034.7
Adjusted EBITDA - Continuing operations	972.8
Financial Net Debt/Adjusted EBITDA	4.15

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended June 30, 2023 vs. Three Months Ended June 30, 2022 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures and Market Exit from Russia (a)	LFL and Core Business Excluding Russia
Prestige	21%	21%	—%	21%
Consumer Beauty	9%	10%	—%	10%
Total Continuing Operations	16%	17%	—%	17%

	Year Ended June 30, 2023 vs. Year Ended June 30, 2022 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures and Market Exit from Russia (a)	LFL	H1 Impact from Russia Exit	Core Business Excluding Russia (b)
Prestige	5%	10%	(1)%	11%	(2)%	13%
Consumer Beauty	5%	9%	(1)%	10%	(1)%	11%
Total Continuing Operations	5%	10%	(1)%	11%	(1)%	12%
(a)The Company ceased commercial activities in Russia at the end of the second quarter of fiscal 2023. As a result, there are no revenues from Russia after the end of the second quarter of fiscal 2023. To maintain comparability, we have excluded the third and fourth quarters fiscal 2022 financial contribution of the Russian subsidiary, in calculating the LFL revenue change.
(b)Core Business excluding Russia excludes revenues from Russia for the full twelve months of fiscal years 2023 and 2022. After the Company's decision to exit Russia, management provided revenue guidance for the core business, after adjusting for the impact of the Russia exit. The Core Business Excluding Russia column is intended to help readers bridge the Company's year-to-date performance to our full year revenue guidance.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	June 30, 2023	June 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$246.9	$233.3
Restricted cash	36.9	30.5
Trade receivables, net	360.9	364.6
Inventories	853.4	661.5
Prepaid expenses and other current assets	553.6	392.0
Total current assets	2,051.7	1,681.9
Property and equipment, net	712.9	715.5
Goodwill	3,987.9	3,914.7
Other intangible assets, net	3,798.0	3,902.8
Equity investments	1,068.9	842.6
Operating lease right-of-use assets	286.7	320.9
Other noncurrent assets	755.5	737.7
TOTAL ASSETS	$12,661.6	$12,116.1

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,444.7	$1,268.3
Short-term debt and current portion of long-term debt	57.9	23.0
Other current liabilities	1,234.2	1,274.3
Total current liabilities	2,736.8	2,565.6
Long-term debt, net	4,178.2	4,409.1
Long-term operating lease liabilities	247.5	282.2
Other noncurrent liabilities	1,265.8	1,301.2
TOTAL LIABILITIES	8,428.3	8,558.1

CONVERTIBLE SERIES B PREFERRED STOCK	142.4	142.4
REDEEMABLE NONCONTROLLING INTERESTS	93.5	69.8
EQUITY:
Preferred Stock	—	—
Class A Common Stock	9.1	9.0
Additional paid-in capital	10,898.6	10,805.8
Accumulated deficit	(4,987.9)	(5,496.1)
Accumulated other comprehensive loss	(662.4)	(717.9)
Treasury stock	(1,446.3)	(1,446.3)
Total Coty Inc. stockholders’ equity	3,811.1	3,154.5
Noncontrolling interests	186.3	191.3
Total equity	3,997.4	3,345.8
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$12,661.6	$12,116.1

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$523.2	267.7

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	426.7	516.4
Non-cash lease expense	63.6	78.5
Asset impairment charges	—	31.4
Deferred income taxes	56.3	12.1
(Release) Provision for bad debts	(18.9)	20.5
Provision for pension and other post-employment benefits	8.5	12.7
Share-based compensation	135.9	195.5
(Gain) loss on sale of business in discontinued operations and other business divestiture	—	(6.1)
(Gains) losses on disposals of long-term assets and license terminations, net	(99.7)	(115.8)
Realized and unrealized gains from equity investments, net	(226.3)	(400.3)
Unrealized gains on forward repurchase contracts, net	(196.9)	(16.1)
Other	38.8	4.5
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	36.8	(77.2)
Inventories	(180.3)	(48.3)
Prepaid expenses and other current assets	(15.2)	(12.7)
Accounts payable	138.4	140.5
Accrued expenses and other current liabilities	(21.9)	129.6
Operating lease liabilities	(61.0)	(70.7)
Other assets and liabilities, net	17.7	64.4
Net cash provided by operating activities	625.7	726.6
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(222.8)	(174.1)
Proceeds from sale of long lived assets and license termination	104.6	179.2
Proceeds from sale of discontinued business, net of cash acquired and related contingent consideration	—	34.0
Return of capital from equity investments	—	230.6
Net cash provided by investing activities	(118.2)	269.7
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments from debt, net	(268.2)	(721.1)
Dividend payment on Class A Common Stock and Convertible Series B Preferred Stock	(13.7)	(57.2)
Proceeds from issuance of Class A Common Stock and Convertible Series B Preferred Stock	0.9	—
Net (payments) for foreign currency contracts	(128.1)	(178.5)
Payments related to forward repurchase contracts	(26.4)	—
Purchase of remaining mandatorily redeemable noncontrolling interest	—	(7.1)
Payment of deferred financing fees	—	(39.6)
Other financing activities	(33.8)	(30.5)
Net cash used in financing activities	(469.3)	(1,034.0)
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(18.2)	(8.9)
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	20.0	(46.6)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	263.8	310.4
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$283.8	$263.8